EXHIBIT 99.1

BANK 34
500 E. 10th STREET
SUITE 100
ALAMOGORDO, NM 88310

Contact: Jan R. Thiry
EVP/Chief Financial Officer
623.777.0570
BCTF@Bank34.com

FOR IMMEDIATE RELEASE – September 3, 2020
Bancorp 34, Inc.
Announces Jill Gutierrez Retirement Date

•
Jill Gutierrez will retire as Co-President and Co-Chief Executive Officer of Bancorp 34, Inc. and Bank 34 on September 30, 2020.  Ms. Gutierrez will remain on the Board of Directors of both Bancorp 34 and Bank 34.

•	James T. Crotty will become President and Chief Executive Officer of each company
Alamogordo, New Mexico – Bancorp 34, Inc. (the “Company”) (OTCQB: BCTF), the holding company for Bank 34, today announced the upcoming retirement of Jill Gutierrez as Co-President and Co-Chief Executive Officer effective September 30, 2020.
Concurrently with Ms. Gutierrez’s retirement, James T. Crotty has been appointed to serve as the President and Chief Executive Officer of Bancorp 34, Inc. and Bank 34.  Mr. Crotty joined the Company in July 2020 as Co-President and Co-Chief Executive Officer.  Mr. Crotty has been appointed to the Board of Directors of both Companies.
Additionally, Ms. Gutierrez has entered into a consulting agreement for an initial three-month term after her retirement to assist the Company with special projects and transitioning related responsibilities.
Ms. Gutierrez has been in the banking industry since 1972 and employed by Bank 34 since 2007.
“During Jill’s tenure at Bank 34 she was instrumental in leading the bank out of the Great Recession and served as our leader in strengthening the culture and credit standards we enjoy today.  Under her leadership we have seen the bank accumulate a first class team that is well equipped to propel our organization into the future.  Jill helped guide us through two of the biggest events in our 86-year history with our acquisition of a bank in the Phoenix market in 2014 and our second step conversion to a fully public company in 2016.  We wish Jill an enjoyable and family-filled next chapter and are happy she will continue to serve by our side on the Board.”  Randall Rabon, Chairman of the Board of the Company and Bank 34, said.
Bank 34 has $457 million in assets and is headquartered in Alamogordo, New Mexico, with additional full-service offices in Las Cruces, New Mexico and Scottsdale and Peoria, Arizona.